Exhibit 10.2

NORFOLK SOUTHERN CORPORATION

THOROUGHBRED STOCK OPTION PLAN

AS ADOPTED EFFECTIVE JANUARY 26, 1999, AND AMENDED

AND RESTATED EFFECTIVE JULY 22, 2013

Section 1.PURPOSE

The purpose of the Thoroughbred Stock Option Plan (the “Plan”) is to promote the success of Norfolk Southern Corporation (the “Corporation”) and to provide an opportunity for nonagreement employees of the Corporation and its Subsidiary Companies (as hereinafter defined) to acquire or increase a proprietary interest in the Corporation and thereby to provide an additional incentive to nonagreement employees to devote their maximum efforts and skills to the advancement, betterment, and prosperity of the Corporation and its shareholders.  The Plan provides for the grant of non‑qualified stock options, in accordance with the terms and conditions set forth below.  The Plan was adopted effective January 26, 1999 and is amended and restated as set forth herein effective July 22, 2013.

Section 2.DEFINITIONS

The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

Award	Non‑qualified Stock Option granted under the terms of the Plan.

Beneficiary

The person or persons designated in writing by the Participant as his Beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a Beneficiary must be on file with the Corporation before the Participant’s death.  Any such designation may be revoked and a new designation substituted therefor by the Participant at any time before his death without the consent of the previously designated Beneficiary.

Board of Directors	The Board of Directors of the Corporation.

Code	The Internal Revenue Code of 1986, as amended from time to time.

Committee	The Compensation Committee of the Board of Directors.

Common Stock	The Common Stock of the Corporation.

Disability

A disability that enables the Participant to be eligible for and receive a disability benefit under the Long‑Term Disability Plan of the Corporation or a long‑term disability plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

Effective Date	The effective date of the option, as determined by the Committee and specified in the Stock Option Notice.

Fair Market Value

The value of Common Stock on a particular date as measured by the mean of the high and low prices at which it is traded on such date as reported in the Composite Transactions for such date by Bloomberg L.P., or its successor, on its internet-based service, or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

Long-Term Disability Plan	The Long-Term Disability Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.

Option	Any non-qualified option to purchase Common Stock granted pursuant to the provisions of Section 6 of the Plan.

Optionee	A Participant who is the holder of an Option.

Participant	Any nonagreement employee of the Corporation or a Subsidiary Company, excluding any officer or director of the Corporation, selected by the Committee to participate in the Plan.

Retirement

Retirement from the Corporation or a Subsidiary Company pursuant to the provisions of the Retirement Plan of the Corporation or a retirement plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

Retirement Plan	The Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.

Subsidiary	A corporation of which at least eighty percent (80%) of the total Company combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Corporation.

Section 3.ADMINISTRATION

The Committee shall have the full and complete authority to select the nonagreement employees who shall be granted Awards under the Plan; to determine the size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; and to give a Participant an election to surrender an Award in exchange for the grant of a new Award.

The Committee in its sole discretion may delegate authority to the Corporation’s chief executive officer to select the nonagreement employees who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; and to authorize the grant of such Awards pursuant to the Plan.

The Committee, or the Corporation’s chief executive officer to the extent of any delegation as may be authorized by the Committee hereunder (hereinafter, the term “Committee” shall include reference to the chief executive officer to the extent of any such delegation), may authorize the grant of Awards subject to differing terms and conditions to any eligible employee.  The Committee’s decision to authorize the grant of an Award to an employee at any time shall not require the Committee to authorize the grant of an Award to that employee at any other time or to any other employee at any time; nor shall its determination with respect to the size or terms and conditions of the Award to be granted to an employee at any time require it to authorize the grant of an Award of the same type or size or with the same terms and conditions to that employee at any other time or to any other employee at any time.  The Committee shall not be precluded from authorizing the grant of an Award to any eligible employee solely because the employee previously may have been granted an Award of any kind under the Plan.

All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation of the Plan or granting of awards thereunder.

The Plan shall be administered by the Vice President Human Resources of the Corporation, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion from time to time to construe and interpret the Plan; to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other action it may deem necessary or advisable for the implementation and administration of the Plan.

Section 4.ELIGIBILITY

To be eligible for selection by the Committee to participate in the Plan, an individual must be an active full‑time nonagreement employee of the Corporation or of a Subsidiary Company, and must reside in the United States or Canada, on the Effective Date on which the Committee authorizes the grant to such individual of an Award.  An officer or director of the Corporation shall not be eligible to participate in the Plan.

Section 5.SHARES AVAILABLE

Subject to the provisions of Section 7 of the Plan, no more than an aggregate of 6,000,000 shares of Common Stock may be issued pursuant to the Plan.  Such shares shall be provided from shares of Common Stock authorized but not issued.  Any shares of Common Stock which were subject to an Option and which were not issued prior to the expiration of the Award shall thereafter again be available for award under the Plan.

Section 6.NON-QUALIFIED STOCK OPTIONS

(a) General ‑ The Committee may authorize the grant of Options subject to the terms and conditions set forth in this Section 6.  The grant of an Option shall be evidenced by a written notice provided by the Corporation setting forth the number of shares of Common Stock subject to the Option evidenced thereby and the terms, conditions, and restrictions applicable thereto (Stock Option Notice).

Except for adjustments pursuant to Section 7 of the Plan, the Option Price for any outstanding Option granted under the Plan may not be decreased after the date the Option is granted, nor may an outstanding Option be modified or replaced if the effect would be to reduce the Option Price, unless such repricing, modification or replacement is approved by the vote of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

(b) Option Price ‑ The Committee shall determine the Option price for each share of Common Stock purchased under an Option, but, subject to the provisions of Section 7 of the Plan, in no event shall the Option price be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Effective Date the Option is granted.

(c) Duration of Options ‑ The Committee shall fix the term or duration of Options, provided that such term shall not exceed ten (10) years from the date the Option is granted, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (g) of this Section 6 of the Plan.

(d) Non‑transferability of Options ‑ Options are not transferable other than by will or the applicable laws of descent and distribution following the death of the Optionee. Options may be exercised during the lifetime of the Optionee only by him, and following his death only by his Beneficiary.

(e) Exercise of Options ‑ The Committee shall determine the time or times at which Options may be exercised; provided that such time or times shall not occur before the later of:

(i)    the first anniversary of the Effective Date on which the Option was granted; and

(ii)   the effectiveness of any registration statement required to be filed under the Securities Act of 1933 for the registration of the Common Stock to be issued upon exercise of the Option.

(f) Payment of Option Price ‑ The purchase price of Common Stock upon exercise of an Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash.

(g) Termination of Options ‑ No Option shall be exercisable after it expires.  Each Option shall expire upon the earliest of:

(i)    the expiration of the term for which the Option was granted;

(ii)   (A) except as otherwise provided by the Committee, in the case of an

Optionee whose employment with the Corporation or a Subsidiary Company is terminated due to Retirement, Disability or death, the expiration of thirty‑six (36) months after such termination of employment, or

        (B) in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, at the close of business on the thirtieth day after the last day of active service by the Optionee with the Corporation or a Subsidiary Company, or

        (C)  in the case of an Optionee who is granted a leave of absence, if the Optionee’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at the close of business on the thirtieth day after the last day of employment with the Corporation or a Subsidiary Company, or

(iii)  with the Optionee’s consent, the grant of a new Award to replace the Option.

Section 7.CAPITAL ADJUSTMENTS

In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares of Common Stock authorized for the Plan and in the annual limitation imposed by Section 5 of this Plan; and the Committee may make appropriate adjustments in the number of shares subject to outstanding Options and in the Option price of any then outstanding Options, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.

Section 8.REGULATORY APPROVALS

The exercise of each Option shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration, or qualification of any shares of Common Stock upon any securities exchange or under any Federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise, grant, or distribution, then in any such event such exercise, grant, or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

Section 9.AMENDMENT OR TERMINATION OF THE PLAN

The Corporation may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, through written action of its chief executive officer or Board of Directors, provided that no change in any Awards theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant’s consent.

Section 10.MISCELLANEOUS

(a) Fractional Shares ‑ The Corporation shall not be required to issue or deliver any fractional share of Common Stock upon the exercise of an Option but may pay, in lieu thereof, an amount in cash equal to the Fair Market Value of such fractional share.

(b) Withholding ‑ The Corporation and its Subsidiary Companies shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to a Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan, and to the extent any such withholding requirements are not satisfied, each Participant shall pay to the Corporation any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan.

(c) Stockholder Rights ‑ No person shall have any rights of a stockholder by virtue of an Option except with respect to shares of Common Stock actually issued to him, and the issuance of shares of Common Stock shall confer no retroactive right to dividends.

(d) No Contract of Employment ‑ This Plan shall not be deemed to be an employment contract between the Corporation or any Subsidiary Company and any Participant or other employee.  Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

(e) Unfunded Plan ‑ Except as may otherwise be provided in the Plan, the Plan shall be unfunded.  Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Options and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under an Option.  Any liability of the Corporation or a Subsidiary Company to pay any Participant or Beneficiary with respect to an Option shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

(f) Applicable Law ‑ The Plan, its validity, interpretation, and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

(g) Gender and Number ‑ Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.